                                                                  EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is entered into to be effective November 1, 2002 (the "Effective Date"), by and between LUMMI DEVELOPMENT, INC., a Delaware corporation (the "Company") dba Signature Horizons, Inc. and PEGGY A. EVANS, an individual resident of the State of Georgia ("Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company wishes to employ Executive as the Chief Operating Officer and Chief Financial Officer of the Company; and

         WHEREAS, the Company wishes to appoint Executive as a member of the Board of Directors to serve as such for a three-year term; and

         WHEREAS, Executive shall have and be entitled to all of the rights, powers and authority, and be obligated to discharge all of the duties and responsibilities, customary to the position of COO, CFO and Director in a publicly-traded company; and

         WHEREAS, the Company and Executive desire to enter into certain agreements providing for Executive's employment with the Company, and the Company and Executive desire that Executive serve in a senior executive capacity with the Company on the terms hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company agrees to employ Executive, and Executive accepts such employment for the period beginning as of the date hereof and ending upon the earlier of (a) termination pursuant to Section 1(f) hereof or
(b) the date three (3) years from the date of this Agreement (the "Employment Period").

                  (a) SERVICES. During the Employment Period, Executive will serve as the Company's Chief Operating Officer and Chief financial Officer, and as such she shall have such rights, entitlements, authority, duties and responsibilities as would normally attach to such position, subject to the authority of the Board of Directors (the "Board"). Furthermore, Executive, together with the Chief Executive Officer and an appointee of the Board, will form an Executive Committee, which will have full right and authority to make changes and other decisions pertaining to personnel, operations and finance. Executive will devote her best efforts and substantially all of her business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company and its affiliates and will faithfully and diligently carry out such duties and have such rights, powers, authority and responsibilities as are customary among persons employed in substantially similar capacities for similar companies. Notwithstanding the foregoing, Executive may serve on civil and charitable boards and committees and manage personal investments, provided, however, that Executive shall use Executive's best efforts to pursue such activities in such a manner so that such activities shall not prevent Executive from fulfilling Executive's obligations to the Company hereunder. Executive will report to the Board of Directors and shall faithfully and diligently comply with all of its reasonable and lawful directives. For purposes of this Agreement, the term "affiliates" means any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company or a related business, which is controlled by or under common control with the Company.

                  (b) BASE SALARY AND BONUS. The Company will pay Executive a base salary at the rate of not less than $20,000 per month or such higher amount as determined from time to time by the Board of Directors of the Company (the "Base Salary"). The Base Salary for each calendar year or portion thereof during the Employment Period shall be paid to the Executive on the regularly recurring pay periods established by the Company, but in no event in less than equal semi-monthly installments. As additional compensation for the performance of the services rendered by Executive, the Company will pay to Executive an annual performance bonus, beginning with the 2002 calendar year, based upon the achievement of those goals and objectives, which shall be determined by the Board of Directors. If Executive achieves the goals and objectives determined by the Board of Directors with respect to each year, beginning with 2002, Executive shall be entitled to receive an annual bonus in an amount up to $100,000 (the "Performance Bonus"). The Performance Bonus shall be paid within thirty (30) days after the last day of the year for which the Performance Bonus was earned. Executive shall have the option of receiving the Performance Bonus in cash and/or shares of the Company's common stock ("Bonus Shares") with a fair market value (as determined by the average closing sales price for the last month of the applicable year) equal to the amount of the Performance Bonus taken in Bonus Shares. Executive shall have the right to require Bonus Shares to be registered by the Company with the Securities and Exchange Commission for resale.

                  (c) STOCK OPTIONS. Executive shall also receive non-qualified stock options (the "Options") to purchase 500,000 shares of common stock of the Company (the "Option Shares"). The Options shall have an exercise price of $1.00 per share and shall be exercisable for a period of five (5) years from and after the date they first become exercisable. 20% of the Options shall vest upon the date hereof and the remaining 80% of the Options shall vest 20% each year of the term of this Agreement, provided, however, that Executive is an employee of the Company at the time of vesting or as otherwise provided herein or in the Option Agreement evidencing and governing the grant of the Options, and provided further, however, that all unvested Options shall vest and become immediately exercisable in the event the sales price of the Company's common stock closes at $8.00 or higher for any twenty (20) consecutive trading days for which there is a quoted closing sales price or if the Company earns at least $5 million in any calendar



                                       2

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         quarter or $15 million in any calendar year. It is also agreed that the
         Company shall use its best efforts to register the Option shares on a Form S-8.

                  (d) BENEFITS. In addition to the compensation described in
         Section 1(a), (b) and (c), Executive will be entitled, during the Employment Period, to the benefits described in Exhibit A hereto.

                  (e) TERMINATION. Executive's employment with the Company will continue until termination of Executive's employment pursuant to any of the following provisions:

                           (i) Termination by the Company without Cause. The
                  Company may at any time by action of a majority of the entire membership of its Board of Directors terminate Executive's employment without Cause (as defined below) by giving Executive notice of the effective date of termination (which effective date may be the date of such notice) (the "Date of Termination"). A voluntary termination by Executive within sixty (60) days after any of the following events will be deemed a termination of Executive's employment by the Company without Cause: (1) a reduction of Executive's status by the Company; (2) relocation of the Executive outside the Atlanta, Georgia metropolitan area; (3) failure by the Company to comply with any material provision of this Agreement that has not been cured within ten (10) days after notice of such non-compliance has been given to the Company; (4) a material reduction of Executive's responsibilities or reduction of her salary by more than five percent (5%); or (5) termination of Executive's employment due to Executive's death or Disability (as defined below). In the event of such termination, the Company shall have the obligation to pay Executive the following:

                                    (A) Through the Date of Termination, the
                           Company shall pay Executive her full Base Salary at her then current rate of pay, and continue the benefits in effect at the time notice of termination is given;

                                    (B) In lieu of any further salary payments
                           to Executive for periods subsequent to the Date of Termination, the Company shall pay, as severance to Executive, a payment (the "Severance Payment") equal to 3.0 times the Annual Compensation (as defined below) which was payable to Executive by the Company (or any corporation affiliated with the Company ("Affiliate") within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code") and includible by Executive in her gross income for Federal income tax purposes for the twelve
                           (12) calendar months preceding the Date of Termination such Severance Payment to be payable in equal bi-weekly payments for a period of twelve (12) months following the effective date of such termination; provided, however, that, if Executive's employment shall be terminated within one year after a Change in Control (as hereinafter defined), the Severance Payment shall be a lump sum payment equal to 4.0 times such Annual Compensation. For purposes of this Agreement, "Annual


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                           Compensation" shall mean her Base Salary (annualized)
                           bonus and automobile allowance includible in her gross income in respect to her employment by the Company (or an Affiliate). For purposes of this Agreement, a "Change in Control" shall be deemed to occur in the event of a merger or consolidation of the Company with or into any other corporation or other entity or a sale of all or substantially all of the assets of the Company, unless the stockholders of the Company immediately prior to such transaction hold at least fifty percent (50%) of the outstanding equity securities of the entity surviving such merger or consolidation or the entity purchasing such assets, or in the event of a sale or transfer of more than fifty percent (50%) of the Company's Common
                           Stock to a person or persons acting as a group, who is or are not controlled directly or indirectly by the Company, in a single transaction or series of related transactions;

                                    (C) The Severance Payment shall be in lieu
                           of any other severance payment offered by the Company and applicable to Executive;

                                    (D) In the event that the Severance Payment
                           (and any payments payable under any other plan, program, or arrangement or agreement maintained by the Company or an Affiliate) would constitute an "excess parachute payment" (with the meaning of Section 280G of the Code), the Severance Payment will be reduced (by the minimum possible amount) until the total "parachute payments" (within the meaning of Section 280G of the Code) do not constitute an "excess parachute payment" (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax benefit (after taking into account federal, state and local income and excise taxes) to which Executive otherwise would be entitled without such reduction would be greater than the net after-tax benefit (after taking into account federal, state and local income and excise taxes) to Executive resulting from the receipt of such payments with such reduction. For purposes of this calculation, it shall be assumed that Executive's tax rate is the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Section 1(g) of the Code, if applicable. In the event that Executive and the Company are unable to agree as to the amount of the reduction described above, if any, Executive shall select a law firm or accounting firm which is not regularly consulted by (but is reasonably acceptable to) the Company ("Tax Counsel") and such Tax Counsel shall, at the Company's expense, determine the amount of such reduction and such determination shall be final and binding upon Executive and the Company;

                                    (E) The Company shall also pay to Executive
                           all legal fees and expenses reasonably incurred by her in successfully contesting or disputing any such termination or in a successful action to obtain or enforce any



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                           right or benefit provided by this Agreement or any
                           other right or benefit enjoyed by Executive during his employment with the Company, such payments to be made with five (5) days after submission by Executive to the Company of a request for payment with such evidence as the Company may reasonably require;

                                    (F) In the event of a Change in Control, the
                           payments provided for in subsection (B) above, shall be made not later than the fifth (5th) day following the Date of Termination; provided, however, that if the amount of such payments, and the limitation on such payments set forth in subsection (C) above, cannot be finally determined on or before such day, the Company shall pay Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the applicable federal rate as defined in
                           Section 1274 of the Code or such other minimum rate which will not cause imputation of income for its purpose, hereafter referred to as the "Applicable Rate") as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the Applicable
                           Rate);

                                    (G) If Executive's employment shall be
                           terminated by the Company other than for Cause, then all of the then unvested Stock Options provided for in subsection (c) of this Section 1 shall immediately vest and be exercisable and, for an eighteen (18) month period after the Date of Termination, the Company shall, at Executive's request made within sixty (60) days after the Date of Termination, arrange to provide Executive with health and life benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination unless and until Executive receives such benefits from a subsequent employer. The cost of the benefits provided for in the preceding sentence shall be borne by the Company for the first twelve (12) months after the Date of Termination. The determination of whether any of such benefits would result in a reduction of the Severance Payment and, if so, by how much shall be made at the Company's expense, by Tax Counsel and transmitted to Executive within ten days after the Date of Termination;

                                    (H) Executive shall not be required to
                           mitigate the amount of any payment provided for in this Section 1(e)(i) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 1(e)(i) be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.



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                                    (I) For purposes of this Agreement, the
                           term, "Disability," shall mean an incapacity due to physical or mental illness or injury that is permanent in nature and prevents Employee from performing the substantial and material duties of his employment hereunder. Any such disability shall be deemed to be permanent in nature if such disability is expected to last for a period of at least twelve
                           (12) consecutive months.

                           (ii) Termination by the Company for Cause. A majority
                  of the entire membership of the Board shall have the right to terminate Executive's employment at any time for any of the following reasons (each of which is referred to herein as "Cause") by giving Executive written notice which specifically identifies in reasonable detail the Cause and affords reasonable opportunity for a hearing before the Board with the right to be accompanied by counsel, and Executive shall have fifteen (15) days from the receipt of such notice (or, if later, the date of such hearing) to cure such Cause, to the extent such Cause is curable. If the Cause is not cured within said fifteen (15) days or the Cause is not curable, the Company may give Executive written notice of the effective date of termination (which effective date may be the date of such notice):

                                    (A) the willful breach of any provision of
                           Section 1(a), Section 2 and/or Section 4;

                                    (B) any act of intentional fraud or
                           dishonesty with respect to any aspect of the Company's or any affiliate's business;

                                    (C) continued use of illegal drugs;

                                    (D) as a result of Executive's willful
                           misconduct, Executive shall commit any act that causes, or shall knowingly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any affiliate; or

                                    (E) conviction of, or entering a plea of
                           guilty or nolo contendere to, a misdemeanor involving fraud, embezzlement, theft, dishonesty or other criminal conduct against the Company or a felony.

                                    If a majority of the Board terminates
                           Executive's employment for any of the reasons set forth above in this Section 1(e)(ii), the Company shall have no further obligations hereunder accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

                           (iii) Voluntary Termination by Executive. In the
                  event that Executive's employment with the Company is terminated by Executive (except as set forth in Section 1(e)(i)), the Company shall have no further obligations hereunder accruing from and after the date of such termination.



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         2. NONDISCLOSURE. Executive hereby acknowledges and agrees that, in performing services under this Agreement, Executive will have access to Proprietary Information (as defined below). Executive further agrees as follows:

                  (a) Executive shall (i) use the Proprietary Information exclusively for the purpose of fulfilling the obligations of this Agreement; (ii) return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and (iii) except for disclosures to employees of the Company in the ordinary course of business, hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of the Chairman of the Board of the Company.

                  (b) The obligations and restrictions set forth in this Section 2 shall survive expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

                           (i) as to Trade Secrets, for an indefinite period
                  after expiration or termination of this Agreement it being understood that disclosure of Company Trade Secrets shall never be permissible; and

                           (ii) as to Confidential Information, for a period of
                  two (2) years after expiration or termination of this Agreement for any reason.

                  (c) The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 2 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Executive's possession, free of any obligation of confidence, prior to his receipt from the Company, (ii) Executive establishes is already in the public domain at the time the Company communicates it to Executive, or becomes available to the public through no breach of this Agreement by Executive, or (iii) Executive establishes is received by Executive independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

                  (d) For purposes of this Section 2, the following definitions shall apply:

                           (i) "Confidential Information" shall mean any
                  information which does not rise to the level of a Trade Secret, but is valuable to the Company and provided in confidence to Executive.

                           (ii) "Proprietary Information" shall mean
                  collectively Trade Secrets and Confidential Information.


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                           (iii) "Trade Secret" shall mean any information,
                  which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         3. OTHER BUSINESS. During the Employment Period, Executive agrees that she will not, directly or indirectly, except with the express written consent of the Board of Directors, become engaged in, render services for, or permit her name to be used with, any business other than the business of the Company and its affiliates.

         4. TERMINATION OF AGREEMENT. This Agreement shall terminate on the fifth (5th) anniversary of the date hereof.

         5. GENERAL PROVISIONS.

                  (a) NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier services, to the recipient at the address below indicated:

                  To the Company:  3480 Preston Ridge Road, Suite 500,
                                   Alpharetta, GA 30038

                  To Executive:    2020 Federal Road, Roswell, GA  30075


         or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

                  (b) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable.

                  (c) COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. Any employment, benefit or bonus



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         arrangements or agreements between the Company and Executive that existed at any time prior to the execution and delivery of this Agreement are hereby terminated by Executive: provided, however, that Executive shall remain liable for any beach of such arrangements or agreements occurring during the term of such arrangement or agreement. From and after the date of this Agreement, Executive shall not be entitled to any compensation from the Company on account of any such arrangement or agreement.

                  (d) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, except that Executive may not assign any of his rights or obligations under this Agreement and the Company may not assign any of its rights or obligations under this Agreement except as provided in the following sentence. The Company may assign its rights under this Agreement, as security, to any lender to the Company, and in the event of a sale of all of the stock, or substantially all of the stock, of the Company, or consolidation or merger of the Company into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest provided that such successor-in-interest shall have assumed all obligations of the Company hereunder by written agreement with Executive, and in the event the Company does not so assign its rights and obligations hereunder, such sale, consolidation or merger shall be deemed to be termination of Executive's employment by the Company without Cause in accordance with
         Section 1(e)(i) hereof.

                  (e) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia (without regard to any conflicts of laws provisions of the laws of such state).

                  (f) REMEDIES. Each of the parties to this Agreement will be entitled to enforce his or its rights under this Agreement specifically to recover damages (including, without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any party may in his or its sole discretion apply or any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  (g) AMENDMENTS AND WAIVERS. Any provisions of this Agreement my be amended or waived only with the prior written consent of Executive and a majority of the Board.

                  (h) ABSENCE OF CONFLICTING AGREEMENTS. Executive hereby warrants and covenants that his employment by the Company does not result in a breach of the terms, conditions or provisions of any agreement to which Executive is subject.


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




                  (i) SURVIVAL. No termination of Executive's employment in accordance with Section 1(e) shall reduce or terminate Executive's covenants and agreements in Section 2.

                  (j) ACKNOWLEDGEMENT. By signing this Agreement, Executive acknowledges that the Company has advised Executive of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                   "COMPANY"


                                   By: /s/ Ronald A. Potts
                                      ------------------------------------------
                                   Name: Ronald A. Potts
                                        ----------------------------------------
                                   Title: Chief Executive Officer
                                         ---------------------------------------


                                   "EXECUTIVE"

                                   /s/ Peggy A. Evans
                                   ---------------------------------------------


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


                                    EXHIBIT A

                                    BENEFITS


         1. VACATION. Executive shall be entitled to a total of four (4) weeks of paid vacation for each year during the term of this Agreement. Notwithstanding the foregoing, Executive hereby acknowledges that no more than two (2) weeks of vacation may be taken consecutively. Any vacation not taken in any such year shall be forfeited and shall not be carried forward to subsequent years.


         2. INSURANCE. Executive shall receive the employee benefits such as health insurance, life insurance and disability insurance as are provided, from time to time, to senior executives of the Company. In addition, Company hereby agrees to purchase a term life insurance policy for Executive payable to the beneficiary designated by Executive in the amount of $500,000, provided, however, that Executive is insurable.

         3. BUSINESS EXPENSES. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Executive in the performance of his duties under this Agreement.

         4. AUTOMOBILE ALLOWANCE. The Company hereby agrees to pay Executive or an automobile leasing or finance company, if so directed by Executive, an amount up to $700.00 per month as an automobile allowance, plus related automobile insurance premiums and ad valorem taxes in an amount not to exceed $1,000.00 per year.

         6. CELL PHONE ALLOWANCE. The Company hereby agrees to furnish Executive with a cellular telephone and pay cellular phone charges or reimburse executive for same.

         7. LAPTOP COMPUTER. The Company hereby agrees to furnish Executive with a laptop computer for Executive's use during the term of this Agreement.